UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Senior Unsecured Notes

On April 23, 2007, Energy Partners, Ltd. (the “Company) completed a Rule 144A offering of $300,000,000 aggregate principal amount of its 9.75% Senior Notes due 2014 (the “Fixed Rate Notes”) and $150,000,000 aggregate principal amount of its Senior Floating Rate Notes (the “Floating Rate Notes, and together with the Fixed Rate Notes, the “Notes”). The interest rate on the Floating Rate Notes for a particular interest period will be an annual rate equal to the three-month LIBOR as determined on the related interest determination date plus 5.125%.

The Notes were issued pursuant to an Indenture, dated as of April 23, 2007 (the “Indenture”), among the Company, certain of its subsidiaries (the “Guarantors”) and U.S. Bank National Association, as trustee. A copy of the Indenture is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

The Fixed Rate Notes bear interest at a rate of 9.75% per annum, accruing from the issue date of the Notes. The Company will pay interest on the Fixed Rate Notes on April 15 and October 15 of each year, beginning on October 15, 2007, and the Fixed Rate Notes will mature on April 15, 2014. The Floating Rate Notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.125%. The Company will pay interest on the Floating Rate Notes on January 15, April 15, July 15, and October 15 of each year, beginning on July 15, 2007, and the Floating Rate Notes will mature on April 15, 2013. The Company has the option to redeem all or, from time to time, a portion of the Notes at the redemption prices specified in the Indenture.

The Notes are guaranteed on a senior unsecured basis by all of the Company’s material subsidiaries. The Indenture contains customary events of default and covenants, including restrictions on the Company’s ability to incur additional debt, pay dividends on its common stock, make investments, create liens on its assets, engage in transactions with affiliates and transfer or sell assets and consolidate or merge with others.

In connection with the closing of the sale of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement with Banc of America Securities LLC and several other initial purchasers (the “Registration Rights Agreement”). The Company agreed to file a registration statement with the SEC, intended to enable holders to exchange the Notes offered for publicly registered Notes with terms identical in all material respects to the Notes except that the registered Notes will not contain terms with respect to transfer restrictions under the Securities Act of 1933, and to use commercially reasonable efforts to cause the registration statement relating to the exchange offer to become effective and to complete the exchange offer within specified periods of time. The Company will pay additional interest on the Notes if it does not comply with certain of its obligations under the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Revolving Credit Facility

On April 23, 2007, the Company entered into a Credit Agreement among the Company, as borrower, the lenders party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Collateral Agent (the “Revolving Credit Facility”). The Revolving Credit Facility has an initial borrowing base of $200 million, with an additional availability of $25 million until the earlier of the closing of asset divestures previously announced by the Company, 12 months from the Revolving Credit Facility closing date or the occurrence of certain debt or equity issuances. The borrowing base is subject to redetermination based on the proved reserves of the oil and natural gas properties that serve as collateral for the Revolving Credit Facility as set out in the reserve report delivered to the banks each April 1 and October 1. The Revolving Credit Facility permits both prime rate based borrowings and LIBOR borrowings plus a floating spread. The spread will float up or down based on our utilization of the revolving credit facility. The spread can range from 1.00% to 2.50% above LIBOR and 0% to 0.50% above prime. The borrowing base under the Revolving Credit Facility will be secured by substantially all of the Company’s assets. The Revolving Credit Facility contains customary events of default and various financial covenants, which require the Company to: (i) maintain a minimum current ratio, as defined in the Revolving Credit Facility, of 1.0x, (ii) maintain a minimum adjusted EBITDAX to interest ratio, as defined in the Revolving Credit Facility, of 2.5x and (iii) maintain a maximum consolidated leverage ratio, as defined in the Revolving Credit Facility, of 3.5x until April 1, 2008 and 3.0x thereafter. A copy of the Revolving Credit Facility is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit. The following exhibit is furnished herewith:

Exhibit No.	Description
4.1	Indenture, dated as of April 23, 2007, among Energy Partners, Ltd., certain subsidiaries thereof and U.S. Bank National Association, as trustee.

10.1	Registration Rights Agreement, dated as of April 23, 2007, among Energy Partners, Ltd., certain subsidiaries thereof and the Initial Purchasers listed therein.

10.2	Revolving Credit Facility, dated as of April 23, 2007, among Energy Partners, Ltd., the lenders party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2007

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary